Exhibit 10.1

STRICTLY PRIVATE AND CONFIDENTIAL

Date: 7 July 2020

To:

(1)	The Directors of Vettons City Sdn Bhd (Company No.: 201901039292 (1348622-T)); and
(2)	The Directors of Vettons City Angels Sdn Bhd (Company No.: 201901039327 (1348657-U))

Dear Sirs,

Subscription of Ordinary Shares in Vettons City Angels Sdn Bhd (Company No.: 201901039327 (1348657-U))

We, Phoenix Plus Corp (Entity no: E0517742018-6) agree and undertake to the subscription and issuance to my name of 84,906 ordinary shares (“Shares”) in the share capital of Vettons City Angels Sdn Bhd, at a subscription price of RM11.66 per Share, for the total subscription amount of RM990,003.96 to be paid IN CASH directly to the bank account of Vettons City Sdn Bhd bearing details Maybank 5648-9213-6058, within 7 days of this letter, who shall receive the subscription amount on behalf of Vettons City Angels Sdn Bhd.

Vettons City Sdn Bhd shall be authorised to receive and use the subscription amounts strictly for its business operations, pending the preparation and signing of:

1.	the definitive Shareholders’ Agreement of Vettons City Angels Sdn Bhd; and

2.	the definitive Shareholders’ Agreement of Vettons City Sdn Bhd by Vettons City Angels Sdn Bhd and the other shareholders of Vettons City Sdn Bhd, prepared materially based on the attached Term Sheet which I have read and agreed to.

Condition precedent to this term sheet is that the transaction shall only be completed with the following criteria:

1.	full payment of the subscription amount of RM990,003.96 for 84,906 shares; and
2.	shares of Vettons City Angels Sdn Bhd being completely and validly issued and/or transferred.

Upon the completion of the fundraising round, the full payment of the total subscription amount and the signing of the above definitive agreements, I request and authorise you to enter my name into Vettons City Angels Sdn Bhd’s register of members as holder of the Shares and to send to my address proof of such ownership in respect of the Shares issued pursuant to this application.

Yours faithfully,

/s/ Fong Teck Kheong

................................................................

Full Name (NRIC/Passport): Fong Teck Kheong

NRIC no: 680406-05-5063

Address: NO.12 LP 6/11 LESTARI MANSIONS, LESTARI PERDANA, 43300 SERI KEMBANGAN, SELANGOR, MALAYSIA

Email: delonmmr@gmail.com

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STRICTLY PRIVATE AND CONFIDENTIAL

TERM SHEET – FOR THE EQUITY INVESTMENT IN VETTONS CITY ANGELS SDN BHD &

SHAREHOLDERS’ AGREEMENT

This term sheet is confidential between the parties hereto and sets forth indicative commercial terms with respect to the proposed investment. This Memorandum of Terms is for discussion purposes only; there is no obligation on the part of any negotiating party until definitive agreements are signed by all parties. This term sheet is in respect of the proposed terms for the Series Angel fundraising round in Vettons City Sdn Bhd. As part of the Angel fundraising round, a new private limited company “Vettons City Angels Sdn Bhd” will be incorporated as a special purpose vehicle to hold the ordinary shares issued by Vettons City Sdn Bhd on behalf of the Investors who participate in the Angel round. In the interests of full disclosure, attached is a term sheet in respect of the proposed terms of the Shareholders’ Agreement governing Vettons City Angels Sdn Bhd.

1.	Issuer:

Vettons City Sdn. Bhd. (Company No. 201901039292 (1348622-T)), being a company incorporated in Malaysia with a business address of : B03--B--13--1, Level 13, Menara 3A, KL Eco City, No. 3, Jalan Bangsar, 59200 Kuala Lumpur, Malaysia.

Vettons City Angels Sdn Bhd (SPV) (Company No.: 201901039327 (1348657-U)), shall be confined to act as a special purpose vehicle to hold and deal with the Series Angels ordinary shares in Vettons City on behalf of the Investors.

2.	Business:

Vettons City Sdn Bhd is involved in the development of building projects for own operations which includes but not limited to, rental of space in said building(s), and research and development on information communication technology (“ICT”).

The initial shareholders of the Company are Tengku Ismat Jasman bin Tengku Ismail, Dato Seri Ng Sing Huat, Chew Wen Xin, Oh Beng Shern.

3.	Investor:	The person with the name Phoenix Plus Corp (Entity no: E0517742018-6) and address as stated and signed in the placeholder ‘Investor’ at the signing page (“Investor”)
4.	Investment:

Total of RM990,003.96 in cash (“Investment Amount”) via subscription of 84,906 ordinary shares at RM11.66 per new share.

The target Investment Amount raised by the Company during the Window Period shall be RM2,915,000.00, comprising 250,000 ordinary shares at the fixed price of RM11.66 per share.

5.	Window Period:

The window period for this investment round to be kept open on similar terms and conditions shall be for a period of 4 months from the date of the Shareholders’ Agreement or until 30 June 2021, whichever comes later. During the window period, the Company will not need to offer any new shares to the existing shareholders or to obtain their approval for such new offers.

During the Window Period, the Company may issue new shares to up to a maximum of 45 new investors, holding up to 5% of the Company, as illustrated in the fully diluted capitalization table in Schedule 1.

6.	Capital Structure Tables:

The intended capital structure of the Company prior to and the pro forma structure at the close of the Window Period are set out in Schedule 1 (subject to necessary share splits and issuances to be done prior or during the Window Period to achieve the capital structures).

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STRICTLY PRIVATE AND CONFIDENTIAL

7.	Use of Proceeds

The proceeds raised shall be used by the Company as working capital for the Company’s business and operations, including but not limited to the development of a minimum viable product being a mobile and website application, ICT prototypes, and rental and/or acquisition of developmental property(ies) (where applicable). The proceeds shall also be used for purposes proposed by the management team, subject to Board approval.

8.	ESOP / Share Incentive Plan

Up to 10% of the fully diluted, post-investment share capital will be allocated to the selected employees in accordance with terms approved by the Board. Parties to waive pre-emption rights to new issued shares under such proposed share incentive plans.

9.	Roles & Responsibilities:	Failure to perform roles and responsibilities as reasonably determined by the Board amounts to event of default warranting Compulsory Termination of the party.
10.	Board of Directors:

(i)       Total number of directors post-Window Period shall be 4, who shall be:-

- Tengku Ismat Jasman bin Tengku Ismail;

- Dato Seri Ng Sing Huat

- Oh Beng Shern; and

- Chew Wen Xin

(ii)       Quorum for Board meetings: 3 directors

(iii)      Chairman shall be Tengku Ismat Jasman bin Tengku Ismail or nominated during the Board meeting.

(iv)      Circular written board resolutions to be validly approved by simple majority signing.

11.	Removal of Director:

(i)       By written notice to director served by the Party that nominated the director; OR

(ii)      By written notice to the director via simple majority vote of the Board, without physical shareholders’ meeting or special notice.

12.	Pre-emption rights for new share issuance:

Except as provided in the “Window Period” clause, any other issuance of new shares must be offered to every shareholder according to their respective proportions.

In the event that any shareholder does not accept the new issuance, the unaccepted portion will be offered to any third party as the Board decides.

13.	Pre-emption rights for transfer of shares:

Prior to a transfer of shares to other shareholders or any third party, the shares must first be offered to every shareholder according to their respective proportions.

The unaccepted shares can be offered to any third party on no more favorable terms.

Notwithstanding the above clause, it is declared that some of the shares held by the shareholders Tengku Ismat Jasman bin Tengku Ismail and Oh Beng Shern will be held on bare trust for a beneficiary, and shall be transferred to the beneficiary within the next 24 months of this Agreement. The pre-emption rights shall not apply to and the Investors approval will not be required for the aforesaid transfer of shares to such beneficiary.

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STRICTLY PRIVATE AND CONFIDENTIAL

14.	Tag Along Rights:

Where the shareholders holding a majority of 51% or more of the total share capital intend to sell the shares, the other shareholders may exercise a tag along right to compel the sale of all of their shares (ie the remaining 49%) to the third-party buyer, on the same terms.

Upon exercise of the tag along right, the selling shareholders must procure the third-party buyer to purchase the shares on the same terms failing which the selling shareholder shall not proceed with the sale. The tag along right will not apply if the drag along right is being exercised.

15.	Drag Along Rights:

Where the shareholders holding a majority of 75% or more of the total share capital intend to sell the shares, such shareholder may compel the other shareholders to sell all of their shares (ie the remaining 25%) on the same terms as the shareholders exercising the drag along rights.

16.	Compulsory Termination Events:

A shareholder will be deemed a defaulter and subject to compulsory exit / buy out where the shareholder:

(i)       breaches this Agreement and fails to remedy the breach;

(ii)       is declared bankrupt;

(iii)       fails to attend shareholders’ meeting for 3 consecutive times without valid reason;

(iv)       fails to perform the roles and responsibilities;

(v)       for shareholder who is also an employee or independent contractor, a breach of his/her terms of employment or the termination of employment for cause;

(vi)       starts a competing business of similar nature to the Company in Malaysia or is found to have infringed the intellectual property owned by the Company;

(vii)       the death or permanent incapacitation of any of the shareholder;

(viii)       the voluntary resignation of a shareholder as an employee on a good leaver basis or the retirement of a shareholder upon reaching the age of 60.

17.	Conditions Precedent:

The investment will be subject to customary conditions, including but not limited to:

(i) execution of the definitive Shareholders’ Agreements for both the Company and the SPV;

(ii) the payment by the Investor of the full subscription amount for Series Angel in the SPV directly to the Company, who shall receive the amount on behalf of the SPV;

(iii) the existing shareholders of the Company waiving any rights of pre-emption in respect of the issuance of the ordinary shares;

(iv) completion of the fundraising round

(v) approval of the Board and Shareholders of the Company for the issuance of ordinary shares

vi) shares of Vettons City Angels Sdn Bhd being completely and validly issued and/or transferred.

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STRICTLY PRIVATE AND CONFIDENTIAL

18.	Consequence of Compulsory Termination:

The defaulting shareholder will be deemed to have offered all of its shares to the Founder, based on the following values:

(i)       at 10% of the fair value of the shares in situations stated in (i) to (vi) above (Bad Leaver scenario).

(ii)       at 100% of the fair value of the shares in situation stated in (vii) to (viii) above (Good Leaver scenario)

19.	Representation and Warranties:	The parties and Company shall provide customary representations, warranties for this type of transaction.
20.	Confidentiality:	Customary undertakings and obligations to keep the Company’s information, data, technology etc secure and confidential.
21.	Ownership of Intellectual Property:	All intellectual property developed by any shareholder or commissioned by the Company in the course of the business will vest solely in the Company.
22.	Fidelity & Non-Solicitation:

For 24 months after this Agreement, the shareholders shall not solicit any customer, client, supplier, vendor or agent whether existing or previous, of the Company or solicit any employee, director or contractor of the Company to terminate such person’s role, employment or contract with the Company.

23.	Governing Law & Dispute Resolution:	Laws of Malaysia shall apply. Any disputes arising shall be referred to the exclusive jurisdiction of the Courts of Malaysia for resolution.

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STRICTLY PRIVATE AND CONFIDENTIAL

This Term Sheet may be executed in counterparts, which together will constitute one document. Electronic signatures shall have the same legal effect as original signatures.

Vettons City Sdn Bhd

/s/ Oh Beng Shern
Full Name:	Oh Beng Shern
Position:	Director

For and on-behalf of Investor

/s/ Fong Teck Kheong
Full Name (NRIC/Passport):	Fong Teck Kheong
NRIC no:	680406-05-5063

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STRICTLY PRIVATE AND CONFIDENTIAL

Schedule 1

Capitalization Table prior to the Equity Investment*

Shareholder	No. of Ordinary Shares	Shareholding (%)
Tengku Ismat	225,000	25.00
Chew Wen Xin	225,000	25.00
Oh Beng Shern	225,000	25.00
Dato Seri Ng Sing Huat	225,000	25.00
Total	900,000	100.00

* This Capitalization Table will be subject to a share split and issuance of new shares to be undertaken prior or during the Window Period.

Fully Diluted Capitalization Table

Party	No. of Ordinary Shares	Shareholding (%)
Tengku Ismat	225,000	4.50
Chew Wen Xin	3,050,000	61.00
Oh Beng Shern	225,000	4.50
Dato Seri Ng Sing Huat	1,250,000	25.00
Investor(s) – Angel Round	250,000	5.00
Total	5,000,000	100.00

Amount to be invested by each Investor: number of subscription shares x RM11.66 (price per share)

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